ADDENDUM
TO THE
INTERNATIONAL TRANSMISSION COMPANY
MANAGEMENT SUPPLEMENTAL BENEFIT PLAN
          This Addendum is to the International Transmission Company (“ITC”) Management Supplemental Benefit Plan (“Plan”), established May 10, 2005 to supplement the pension benefits of Joseph L. Welch (“Executive”), the president and chief executive officer of ITC Holdings Corp. and ITC. Effective as set forth below, the following additional provisions shall be considered a part of the Plan:
          1.      The following additional sentence shall be added to the end of Section 2.f. of the Plan, effective as of the date of this Addendum, to read as follows:
          “The foregoing notwithstanding, the Executive’s “Compensation” shall not include any “Special Bonus Amounts” awarded, paid, accrued, vested or deferred at any time after the effective date of this Addendum under the ITC Holdings Corp. Executive Group Special Bonus Plan.”
          2.      The language of “Step 2” under Section 7 of the Plan shall be revised, effective as of the date of this Addendum, to read as follows:
          “Executive will be a participant in the ITC Retirement Plan. At the time Executive’s benefits are calculated for this Plan, his total benefits under the ITC Retirement Plan will be determined, including (i) the value of his cash balance account as of the calculation date, and (ii) any other annuity benefit that is payable to Executive thereunder. The total of such benefit amounts will be converted into an annuity that is equal to the Actuarial Equivalent of the Guaranteed Term Plus Life Benefit (the “ITC Plan Benefit”).”
          3.      The following additional sentence shall be added to the end of Section 6 of the Plan, effective as of the date which is 12 months after the date of this Addendum, to read as follows:
          “In the event the commencement of such payments is delayed due to the provisions of Section 409A, there shall be payable to or on behalf of Executive at the time such payments are permitted to commence, a lump sum amount equal to the payments under this Plan that would otherwise have been payable during the period of delay required by Section 409A.”

ADOPTED AND EFFECTIVE as of this 17th day of May, 2006

INTERNATIONAL TRANSMISSION COMPANY
By /s/ Daniel J. Oginsky
Title Vice President, General Counsel and Secretary

CONSENTED TO as of this 17th day of May, 2006

EXECUTIVE
/s/ Joseph L. Welch
Joseph L. Welch